EXHIBIT 99.1
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[LOGO - THE PENN
TRAFFIC COMPANY]



FOR IMMEDIATE RELEASE                                    CONTACT:   Marc Jampole
                                                          Jampole Communications
                                                                    412-471-2463


                      PENN TRAFFIC EMERGES FROM CHAPTER 11


         SYRACUSE, NEW YORK - APRIL 13, 2005 - The Penn Traffic Company (OTC:
PNFTQ.PK) announced that its Plan of Reorganization (the "Plan") became effective today and the Company has formally emerged from Chapter 11 under the Bankruptcy Code. As previously announced, the U.S. Bankruptcy Court for the Southern District of New York confirmed the Company's Plan on March 17, 2005.

         The Company said that in connection with its emergence from Chapter 11, it closed on two exit financing facilities consisting of a term and revolving facility of up to $136,000,000 principal amount and a supplemental real estate facility of up to $28,000,000 principal amount, as well as a sale-leaseback transaction pursuant to which Penn Traffic sold its five owned distribution centers located in New York and Pennsylvania to Equity Industrial Partners Corp. for $37,000,000. Equity Industrial will lease the distribution centers back to Penn Traffic for an initial term of 15 years, with four consecutive five year options to renew the lease (except that the lease term will end no later than the 14th anniversary of the expiration of the initial term with respect to the Pennsylvania distribution centers). The initial draw on the exit financing facility was approximately $33 million. The exit financing and proceeds from the sale-leaseback transaction will fund cash distributions required under the Plan as well as Penn Traffic's ongoing operating needs. The Company's emergence debt totals approximately $65 million, including the initial $33 million draw and approximately $32 million of capital leases, mortgages and other debt. Penn Traffic's pre-petition secured debt totaled approximately $233 million, including $82.1 million of capital leases and other debt. Pre-petition unsecured debt totaled approximately $300 million.

         "We are extremely pleased to exit Chapter 11 today," said Robert Chapman, President and Chief Executive Officer of Penn Traffic. "Penn Traffic is beginning life as a new company with a solid capital structure, greatly reduced debt, disciplined and improved operations and a strengthened management team. Penn Traffic today is a leaner, strong competitor with bright prospects. We are excited to now redirect our attention from the turnaround toward growth and profitability."

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         "Penn Traffic's successful turnaround is the product of a close collaborative effort between the Company, its Board of Directors and its creditor constituencies. I would like to personally thank the Board, the Company's Secured Lenders and the Official Committee of Unsecured Creditors for their support and close partnership with me and our entire management team. Our success is a reflection of the skill and commitment of those involved and the collective desire to strengthen Penn Traffic."



FORWARD LOOKING STATEMENTS

         This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "could," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the Company to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; its ability to generate cash; its ability to attract and maintain adequate capital; its ability to refinance; increases in prevailing interest rates; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending or yet-to-be-instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.


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         The Penn Traffic Company operates 109 supermarkets in Pennsylvania, upstate New York, Vermont and New Hampshire under the BiLo, P&C and Quality trade names. Penn Traffic also operates a wholesale food distribution business serving 80 licensed franchises and 39 independent operators.





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